Exhibit 10(b)
AMENDMENT NO. 1 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 (this “Amendment No. 1”), dated as of February 25, 2022 (the “Effective Date”), is entered into between Ronald A. Rittenmeyer (the “Executive”) and Tenet Healthcare Corporation (the “Company”).
RECITALS
WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of September 1, 2021 (the “Agreement”);
WHEREAS, pursuant to Section 16 of the Agreement, the Agreement may be amended or waived only with the prior written consent of the Company and Executive; and
WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein, effective as of the Effective Date.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
2.Amendments.
(a)The first sentence of Section 1 of the Agreement is hereby amended and restated as follows:
“The Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive agrees to be so employed, for a term commencing as of the Effective Date and ending on December 31, 2025 (the “Term”).”
(b)Section 2(a) of the Agreement is hereby amended and restated as follows:
“During the portion of the Employment Period commencing on the Effective Date and ending on December 31, 2023 (the “Initial Period”), Executive will serve as the Company’s Executive Chairman and Executive will report directly to the Board of Directors of the Company (the “Board”). During the Initial Period, Executive will also serve as the Executive Chairman of the Board. During the portion of the Employment Period from and after January 1, 2024 (the “Subsequent Period”), Executive will serve as a senior advisor to the Chief Executive Officer and the Board and perform senior-level advisory services as reasonably requested by the Chief Executive Officer and the Board for a period of time not to exceed eight (8) days per month.”
(c)The first sentence of Section 3(b) of the Agreement is hereby amended and restated as follows:
“Executive shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity during the Initial Period of no less than 150% of Executive’s Base Salary and 100% of Executive’s Base Salary during the Subsequent Period, with the actual Annual Bonus amount calculated based upon the attainment of one or more performance-based objectives established by the Board or the Human Resources Committee thereof (the “Committee”) in its sole discretion.”
(d)Section 3(d) of the Agreement is hereby amended and restated as follows:
“Retention Bonus. Subject to Executive’s continued employment with the Company through December 31, 2024, Executive shall be entitled to receive a cash bonus in an amount equal to $5,000,000 (the “Retention Bonus”), payable, less taxes and applicable withholdings, on December 31, 2024. Except as explicitly set forth below, Executive shall have no further rights in respect of the Retention Bonus in the event that his employment with the Company is terminated prior to December 31, 2024.”

(e)Section 4(b)(v) of the Agreement is hereby amended and restated as follows:
“any Annual Bonus for any preceding fiscal year which, as of the Termination Date, has not been paid, and which would have been paid but for Executive’s termination of employment, such Annual Bonus to be paid at the same time as annual bonuses for such fiscal year are generally payable to other senior executives of the Company (the “Prior Year Bonus”);”
(f)Section 4(b)(vi) of the Agreement is hereby amended and restated as follows:
“a pro-rata portion of the Annual Bonus Executive would have earned for the performance year in which the Termination Date occurs based on actual performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the performance period in which such termination occurs and the Termination Date, divided by 365 (the “Pro-Rata Annual Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company;”
(g)Section 4(b)(vii) of the Agreement is hereby amended and restated as follows:
“a lump sum payment equal to the sum of (x) a pro-rata portion of the Annual Bonus Executive would have earned for the performance year in which Termination Date occurs based on the higher of actual or target performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the Termination Date and the conclusion of the performance period in which such termination occurs, divided by 365 (the “Pro-Rata Target Bonus”), and (y) a pro-rata portion of the Annual Bonus for any performance year remaining during the Employment Period that begins following the Termination Date based on target performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the performance year and the conclusion of the Term, divided by 365 (the “Pro-Rata Remaining Bonus”), payable on the first regularly scheduled payroll period following the Termination Date;”
(h)Section 4(b)(ix) of the Agreement is hereby amended and restated as follows:
“if the Termination Date occurs prior to the payment of the Retention Bonus pursuant to Section 3(d) above, a lump sum cash payment in an amount equal to the Retention Bonus (the “Retention Bonus Acceleration”), payable no later than ten (10) days following the Termination Date; and”
3.Entire Agreement. This Amendment No. 1 shall only serve to amend and modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. As of the Effective Date, this Amendment No. 1 shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Amendment No. 1 in any way other than the Agreement, the agreements referenced herein or in the Agreement, and any agreement which by its terms continues beyond the Executive’s termination of employment.
4.Amendment and Waiver. This Amendment No. 1 shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto. The failure of a party to insist on strict adherence to any term of this Amendment No. 1 on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment No. 1. No waiver of any provision of this Amendment No. 1 shall be construed as a waiver of any other provision of this Amendment No. 1. Any waiver must be in writing.
5.Binding Effect. This Amendment No. 1 shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive, and the successors and assigns of the Company.
6.Counterparts. This Amendment No. 1 may be executed and delivered (including by facsimile, “pdf” or other electronic transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the Effective Date.

TENET HEALTHCARE CORPORATION

By: /s/ Thomas Arnst
Name: Thomas Arnst
Title: Executive Vice President, Chief Administrative Officer and General Counsel

RONALD A. RITTENMEYER

/s/ Ronald A. Rittenmeyer

[Signature Page to Amendment No. 1 to Employment Agreement]